Exhibit-10.1
July 28, 2006
Norman Halleen

Re:	Resignation from InterMune, Transition Agreement and Release of Claims
Dear Norman:
     Pursuant to our mutual agreement, your resignation has been respectfully acknowledged and accepted by your manager, Dan Welch. This letter, upon your signature, will constitute the agreement between you and InterMune, Inc. (“InterMune”) regarding the terms of your departure from InterMune (the “Transition Agreement”). This letter supersedes all previous versions of the Transition Agreement and constitutes the final, binding terms of our agreement.
1.	Your employment with InterMune will end on August 7, 2006 (the “Departure Date”). You will receive all salary and accrued vacation pay due you through that day.
2.	You affirm that as of the Departure Date, you will return to InterMune any and all property belonging to InterMune, as well as any proprietary information you have about InterMune’s practices; procedures; customers; products; trade secrets; information technology; and technical, clinical and other data. You understand and agree that you continue to be bound by the terms of the employee Proprietary Information and Inventions Agreement you signed with InterMune on October 20, 2004. For your reference, a copy of that agreement is attached.
3.	Upon satisfactory delivery of key projects (as noted in Appendix A), and upon the Effective Date of this Transition Agreement (as that term is defined in Paragraph 11 below), InterMune agrees to provide you with the following consideration:
   (a) Transition pay equal to six months’ pay at your final rate of pay (total gross transition pay of $141,780), less all required deductions (the “Transition Payment”). The Transition Payment will be made by check in a single lump-sum payment.
   (b) Extension to December 31, 2006, the date by which you must exercise all options that had vested as of the Departure Date (the “Exercise Extension Period”).

Norman Halleen
July 28, 2006

   (c) Payment of your COBRA premiums through December 31, 2006 for medical, dental, and vision benefits, provided you elect to continue coverage (the “COBRA Payments”).
4.	Under separate cover, you will receive notice of your right to continue your health insurance under COBRA. To the extent that you have such rights, nothing in this Transition Agreement is intended to impair those rights.
5.	In consideration of the Transition Payment, the Exercise Extension Period, the COBRA Payments, and other good and valuable consideration, receipt of which you hereby acknowledge, you waive and release and promise never to assert any and all claims that you have or might have against InterMune, and its current and former officers, directors, shareholders, agents, attorneys, employees, successors, assigns, parents, affiliates and subsidiaries, arising from or related to your employment with InterMune and/or your departure from your employment with InterMune, that exist or may exist as of the Departure Date.

These claims include, but are not limited to, claims arising under federal, state and local statutory or common law, such as Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, the California Family Rights Act, and the law of contract and tort. You agree to sign a reaffirmation of this release, in the form attached hereto as Appendix B, upon your Departure Date.
6.	You waive and release and promise never to assert any such claims, even if you do not believe that you have such claims. You therefore waive your rights under section 1542 of the California Civil Code, if applicable, which states:
A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known to him must have materially affected his settlement with the debtor.
7.	Unless required or otherwise permitted by law, you will not disclose to others any proprietary information regarding InterMune’s business, practices, procedures, contracts, discussions with government authorities, clients, trade secrets, and technical and other data.
8.	As of the date you sign this Transition Agreement, you agree to refrain from making any statement, whether oral or written, that is disparaging of InterMune, its employees, officers and directors, and its products and services. Similarly, InterMune, through its officers and

Norman Halleen
July 28, 2006

directors, agrees to refrain making any statement, whether oral or written, that is disparaging of you or your services.
9.	You also agree that for a period of two years after your employment ends, you will not solicit any InterMune employee to leave his or her employment with InterMune in order to begin employment or a consulting or independent contractor relationship with any company or business.
10.	In the event that you breach any of your obligations under this Transition Agreement or as otherwise imposed by law, InterMune will be entitled to recover the benefits paid under the Transition Agreement.
     11. The following is required by the Older Workers Benefit Protection Act:
   (a) You have twenty-one days in which to accept the terms of this Transition Agreement, although you may accept the Transition Agreement at any time within those twenty-one days.
   (b) After you accept this Transition Agreement, you will still have seven days in which to revoke your acceptance. To revoke, you must send a written letter of revocation to InterMune, return receipt requested, within the seven-day revocation period. If you do not revoke, the eighth day after your acceptance of this Transition Agreement will be the “Effective Date” of this Transition Agreement.
   (c) You acknowledged that you have consulted with an attorney of your choice regarding this Transition Agreement.

Norman Halleen
July 28, 2006

     Norman, I am pleased that you are leaving on amicable terms and with an exciting opportunity in front of you. InterMune and I thank you for your service to the Company and wish you every success in your future endeavors.

Sincerely,
/s/ Howard Simon
Howard Simon
Senior Vice President, Human Resources

By signing this letter, I acknowledge that I have had the opportunity to review this Transition Agreement carefully, that I have read this Transition Agreement and understand the terms of the Transition Agreement, and that I voluntarily agree to those terms.

Dated: July 28, 2006	/s/ Norman Halleen
Norman Halleen

Appendix A
1)	Supervise the Finance and Accounting teams to a successful Q2 close and sign the Q2 Certification as CFO.

2)	Complete the “6+6” Forecast exercise, the deliverable being a repeat of the “3+9” Forecast exercise updated with April, May and June results, in the same level of completion as that prepared for the Executive Committee and Board of Directors on or before May 23, 2006.

3)	Provide support of our DOJ discussion as needed.

4)	Continue to work to retain the current Finance, Accounting and Investor Relations teams.

5)	Continue to progress the objectives as outlined in your 2006 Goals and Objectives.

6)	Leave your electronic and paper files in an organized manner to allow easy access for your successor.

Appendix B
Reaffirmation of Release
     I hereby reaffirm in all respects the terms of the transition agreement between InterMune, Inc. and me dated July 28, 2006 (including the terms of the general release of claims contained therein), and agree to be fully bound by its terms.

Dated:

Norman Halleen